Registration No. 333-148947

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

PROSPECTUS

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.

2,500,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,500,000 shares of common stock, of which 2,000,000 shares are issuable upon the conversion of the 10% convertible promissory notes and 500,000 shares are issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “HFGB.OB.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on January 25, 2008, was $0.70.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 22, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Huifeng Bio-Pharmaceutical,” “HFGB,” the “Company,” “we,” “us,” and “our” refer to Huifeng Bio-Pharmaceutical Technology, Inc., and its subsidiaries, Northwest BioTechnic Inc. (“NBTI”) and Huifeng Biochemistry Joint Stock Company (“Huifeng”).

OUR COMPANY

We produce and sell plant extracts, biochemical products and pharmaceutical raw products in the People’s Republic of China (“PRC” or “China”) and internationally. With our proprietary technology of “Producing Rutin by Eliminating Enzyme and Mucus” together with abundant supply of high quality pagoda rice in the Northwest region of China as raw material, we developed and specialized ourselves as one of the major technology based Rutin companies in Xian city within two years after establishment. We possess one of the most advanced and patented Rutin-refining technology in China and is a major Rutin supplier for the world market. Our focus is to develop new products and expand our sales channel.

Our main products are raw materials and intermediaries for production of medicine and food supplements. As of December 2007, we have 16 products in categories of pharmaceutical intermediates, pharmaceutical material and plant extracts available for sale to industrial clients. Our main target customers are pharmaceutical companies and food manufacturers both in China and internationally. Currently, we have 5 product lines under research and development and expect to launch one or two new products in 2008.

The Company’s target customer groups are pharmaceutical companies, health care companies and food additive companies. Domestic sales channels in China include two professional expos (CPHI, API) held annually by industrial associations, direct order sales and internet distribution. There are 37 companies which have established long-term relationships with us. Their annual order volume is approximately $4,000,000. Additionally, there is a growing trend on the number of customers that maintain such long term relationships each year.

We have established direct and indirect sales for the Company’s international distribution channels. Direct sales are expanded by participating in the European Pharmaceutical Raw Materials Expo. and the SUPPLYSIDE USA exhibit. The Company also promotes direct sales through industry-specific advertising on the internet as well as in industrial magazines. With respect to indirect sales, the Company selects agents for each region . There are 52 international companies, mainly in France, German, Italy, Spain, the Netherlands, Belgium, Poland, Japan, Korean, Egypt, India, U.S.A. and Canada, that have established long term relationships with the Company. The order volume of those customers is about $6,000,000 annually.

We believe we are a market leader in the sales, research and development of plant extracts, biochemical products and pharmaceutical raw products and that the principal strengths of our company are as follows:

•	We have a wide distribution network through major areas of the PRC
•	Based on our historical growth rate, we believe our experienced management team has the ability to grow and expand our business
•	We have an emphasis on technology and product innovation
•	We have a strong patent portfolio
•	We enjoy access at lower prices to abundant raw material of high quality pagoda rice due to our geographic location in the Northwest region of China where such raw material is available.

Our principal executive offices are located at 16B/F Ruixin Building, No. 25 Gaoxin Road, Xi’an 710075, Shaanxi Province, the People’s Republic of China, and our telephone number at that address is 86-29-8824-6358. We maintain Internet websites at www.xahuifeng.com (Chinese language) and www.hfgb.cn (English language). Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,500,000 shares of common stock, of which 600,000 shares of common stock are issued and outstanding, 2,000,000 shares are issuable upon conversion of the convertible promissory notes and 500,000 are issuable upon the exercise of common stock purchase warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. This prospectus also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:
Up to 2,500,000 shares of common stock, including up to 2,000,000 shares of common stock issuable upon the conversion of convertible promissory notes at a conversion price of $1.00 per share and up to 500,000 shares of common stock issuable upon the exercise of common stock warrants at an exercise price of $1.50 per share.

Common Stock Outstanding at January 25, 2008:	18,466,169
Use of Proceeds:
We will not receive any proceeds from the sale of the 2,500,000 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	HFGB.OB

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT GUARANTEE THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL.

In addition to our organic growth strategy we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses that are complementary or related to our existing product lines. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or fair. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition on terms that are satisfactory to us or if the acquisition occurs successfully, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition which will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals to the extent required, which may be necessary to consummate such acquisitions.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE DEPEND ON THIRD PARTIES TO SUPPLY RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

We currently obtain all of our raw materials from third parties and through various farms. Due to the nature of the raw materials, mainly plants, the supply of these raw materials can be adversely affected by any material change in the climate or environmental conditions in China, which may, in turn, result in increased costs to purchase these raw materials.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot guarantee that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Jingan Wang, our Chairman and Chief Executive Officer; Sanding Tao, our acting Chief Financial Officer; and Xinwen Hou, Chief Operations Officer and Secretary. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the NASDAQ OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

RISKS RELATING TO OUR COMPANY

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL.

In addition to our organic growth strategy we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses that are complementary or related to our existing product lines. We may not be able to locate suitable acquisition candidates at prices that we successfully consider appropriate. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition on terms that are satisfactory to us or if the acquisition occurs successfully, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition which will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals to the extent required, which may be necessary to consummate such acquisitions.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE DEPEND ON THIRD PARTIES TO SUPPLY RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

We currently obtain all of our raw materials from third parties and through various farms. Due to the nature of the raw materials, mainly plants, the supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in China, which may, in turn, result in increased costs to purchase these raw materials.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Jingan Wang, our Chairman and Chief Executive Officer; Sanding Tao our acting Chief Financial Officer; Xinwen Hou, Chief Operations Officer and Secretary. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the NASDAQ OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

The manufacture and sale of pharmaceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals. The State Food and Drug Administration of China recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices ("GMP") certifications, and we receive approvals in January 2005. We have received our certifications. However, should we fail to maintain the GMP certifications under the new guidelines in the future; our businesses would be materially and adversely affected. Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. Foreign Investment Enterprises are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy may hinder Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

We are a holding company, and all of our assets are located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

THE LIMITED TRADING VOLUME IN OUR STOCK MAY CAUSE VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol, "HFGB.OB" The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years, such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2007, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-KSB, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the "SEC"). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our Company must attest to and report on management's assessment of the same. Even if our management attests to our internal control measures to be effective, our independent registered public accountants may not be satisfied with our internal control structure and procedures. We cannot guarantee the outcome of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negative influence to our stock market price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "HFGB.”

Trading of our common stock has been limited and sporadic. The following table shows the range of high and low bid quotations reported by the OTCBB in each fiscal quarter from January 1, 2006 to December 31, 2007. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter	High	Low
Fiscal Year 2007
Fourth Quarter	$0.78	$0.25
Third Quarter	$0.70	$0.30
Second Quarter	$0.51	$0.25
First Quarter	$0.66	$0.27
Fiscal Year 2006
Fourth Quarter	$0.70	$0.26
Third Quarter	$0.60	$0.30
Second Quarter	$0.60	$0.30
First Quarter	$0.70	$0.37

Holders

As of January 25, 2008, there were approximately 695 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. Any future decision whether to pay dividends will depend on our financial condition and any other factors that our Board of Directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This annual report contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "HFGB believes," "management believes" and similar language. The forward-looking statements are based on the current expectations of HFGB and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business" and "Management's Discussion and Analysis or Plan of Operation,". The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them.

History

On December 20, 2004, pursuant to the Malone Agreement, Art Malone, Jr. ("Selling Shareholder") sold 7,229,601 shares of the common stock of the Company for $300,000 (the "Sale") to Zhi Lan Wang and Jun Lin, individuals on the closing date of December 20, 2004. As a result, the 7,229,601 shares of the common stock of the Company sold represented approximately 56.18% of the total outstanding stock of the Company. Immediately thereafter, On December 20, 2004 HFGB completed a Northwest Agreement, of which the Company initially purchased 30% of the common shares of NBTI in exchange for 80,735,590 shares of the Company's common stock ("Acquisition"). The purchase price for the remaining 70% of NBTI's common shares was $1,900,000 payable by the Company's issuance of a promissory note ("Promissory Note") on December 20, 2004 The Promissory Note may be convertible into 10,465,725 (post a one for eighteen reverse split) shares of the Company's common stock. As a result, the 80,735,590 shares of the common stock of the Company sold represented approximately 86.3% of the total outstanding stock of the Company. The Exchange resulted in a change of voting control of the Company.

NBTI was incorporated in the British Virgin Islands on June 25, 2004. NBTI operates through its wholly owned subsidiary, Huifeng Biochemistry Joint Stock Company ("Huifeng"), which is a joint venture company established under the laws of China and is engaged in the production and sales of plant extracts, biochemical products and pharmaceutical raw products in the PRC.

The exchange was treated as a reverse acquisition for accounting purposes. As such, the financial information reflected activity subsequent to the acquisition for HFGB and its subsidiaries and financial activity of NBTI prior to the acquisition. We will continue the business operations conducted by NBTI.

Critical Accounting Policies

We have identified one policy area as critical to the understanding of our consolidated financial statements. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. With respect to net realizable value of the Company's accounts receivable and inventories, significant estimation judgments are made and actual results could differ materially from these estimates.

The Company does not have any reserves against its accounts receivable or inventories at December 31, 2006 and 2005. Management's estimation that there are no reserves is based on the current facts that there is no significant aged accounts receivable and the current inventory turnover is sufficient to realize the current carrying value of the inventories. In making their judgment, management has assumed that there will be continued demand for their products in the future, thereby maintaining adequate turnover of the inventories. Additionally, management has assumed that customers will continue to pay their outstanding invoices in a timely manner, and that their customers' financial position will not deteriorate significantly in the future, which would result in their inability to pay their debts to the Company. While the Company's management currently believes that there is little likelihood that the actual results of their current estimates will differ materially from its current estimates, if customer demand for its products decreases significantly in the near future, or if the financial position of its customers deteriorates in the near future, the Company could realize significant write downs for slow moving inventories or uncollectible accounts receivable.

We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management's discussion and Analysis of Financial Condition and Results of Operations.

We recognize revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104. All of the following criteria must exist in order for us to recognize revenue:

1. Persuasive evidence of an arrangement exists;
2. Delivery has occurred or services have been rendered;
3. The seller's price to the buyer is fixed or determinable and
4. Collectibility is reasonably assured.

The majority of the Company's revenue results from sales contracts with distributors and revenue is generated upon the shipment of goods. The Company's pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectibility. Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2006

Revenue increased by $1,129,882 from $816,093 for the three months ended September 30, 2006 to $1,945,975 for the three months ended September 30, 2007. The increase in revenue was mainly due to the significant increase in the sales of our products including L-Rhamnose, Quercentin, Troxerutin, Resveratrol and Diosmin. An analysis of our increase in sales of pharmaceutical intermediates and pharmaceutical material is as follows:

Revenue	Three months ended September 30,		Increase/
Product	2007	2006	(Decrease)

Pharmaceutical intermediates	$834,766	$372,962	$461,804
Pharmaceutical material	984,804	408,003	576,801
Plant Extractive and others	126,405	35,128	91,277
TOTAL	$1,945,975	$816,093	$1,129.882

Cost of revenue increased by $758,314 from $672,441 for the three months ended September 30, 2006 to $1,430,755 for the three months ended September 30, 2007.

The increase in the cost of revenue was because of the significant increase in production and sales of our pharmaceutical material and pharmaceutical intermediates products is as follows:

Revenue	Three months ended September 30,		Increase/
Product	2007	2006	(Decrease)
Pharmaceutical intermediates	$584,423	$303,802	$280,621
Pharmaceutical material	737,037	347,097	389,940
Plant Extractive and others	109,295	21,542	87,753
TOTAL	$1,430,755	$672,441	$758,314

Gross profit margin increased from 17.60% to 26% for three months ended September 30, 2007 compared with the same period last year.

The increase of gross profit margin was due to the lower unit cost of our major products and better profit margin.

General and Administrative Expenses

General and Administrative expenses increased by $25,874 from $47,001 for the three months ended September 30, 2006 to $72,875 for the three months ended September 30, 2007. The increase of general and administrative expenses for the three months ended September 30, 2007 was mainly due to the increase in meeting expenses, staff salaries and exchange gains totaled $29,717 compared to the same period of 2006.

Selling and Distribution Expenses

Selling and distribution expenses increased by $11,626 from $20,897 for the three months ended September 30, 2006 to $32,523 for the three months ended September 30, 2007. The increase in selling and distribution expenses for the three months ended September 30, 2007 was mainly due to the increase in advertising and freight delivery expenses totaled $13,462.

NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2006

Revenues, Cost of Revenues and Gross Margin

Revenues for the nine months ended September 30, 2007 were $4,954,122, an increase of $2,573,334 from $2,378,788 for same period in 2006. Our increase in revenues of sales for the nine months ended September 30, 2007 was mainly due to the significant increase in our export sales, which included our products of L-Rhamnose, Quercentin, Resveratrol and Diosmin. An analysis of our increase in sales of pharmaceutical material and pharmaceutical intermediates is as follows:

	Nine months ended
	September 30,		Increase /
Product	2007	2006	(Decrease)
Pharmaceutical intermediates	$2,090,216	$915,706	$1,174,510
Pharmaceutical material	2,543,828	1,247,172	1,296,656
Plant Extractive and others	320,078	215,910	104,168
TOTAL	$4,954,122	$2,378,788	$2,575,334

Cost of revenues for the nine months ended September 30, 2007 were $3,462,644, an increase of $1,498,652 from $1,963,992 for the nine months ended September 30, 2006. The increase in the cost of revenues for the nine months ended September 30, 2007 was because of the significant increase in sales of our pharmaceutical material and pharmaceutical intermediates products as follows:

	Nine months ended
	September 30,		Increase /
Product	2007	2006	(Decrease)
Pharmaceutical intermediates	$1,383,161	$736,471	$646,690
Pharmaceutical material	1,799,362	1,039,996	759,366
Plant Extractive and others	280,121	187,525	92,596
TOTAL	$3,462,644	$1,963,992	$1,498,652

Gross margin increased from 17.43% for the nine months ended September 30, 2006 to 30% for the nine months ended September 30, 2007.

Our gross profit margin for 2007 increased from 17.43% in the first nine months of 2006 to 30% in the same period in 2007 mainly due to the lower unit cost of our products and better profit margin for our products including L-Rhamnose, Resveratrol and Diosmin.

General and Administrative Expenses

General and Administrative expenses totaled $207,635 for the nine months ended September 30, 2007, a marginal increase of $50,515 from $157,120 for the nine months ended September 30, 2006. The reasons of increases are that the Company increased the expenses for the DMF certification and the hotel and accommodation expenses for meetings totaled $21,287. There is also the increase of exchange losses of $21,622 by daily operations because of the appreciation of the Renminbi against the United States dollar.

Selling and Distribution Expenses

Selling and distribution expenses totaled $76,219 for the nine months ended September 30, 2007, a decrease of $29,123 from $105,342 for the nine months ended September 30, 2006. The decrease in selling and distribution expenses was mainly due to the decrease in the conference meetings of $18,262 and freight expenses of $8,536 during the first nine months of 2007 as compared to the same period of 2006.

Liquidity and Capital Resources

Cash

Our cash balance was $846,145 at September 30, 2007.

For the nine months ended September 30, 2007, our net cash provided by operating activities totaled $349,468, mainly due to our net income for the period of $1,031,976, an increase in accounts receivable in the nine months period, which totaled $211,182, and an increase in inventory of $1,619,088. Increase in accounts receivable and inventory was a result of our increase in operating scale and the Company required more working capital. For the nine months ended September 30, 2007, cash flow provided by investing activities totaled $37,803 which was primarily for the purchase of equipment for production and decrease of notes receivable.

We are currently funding our operations from operating revenue.

Working Capital

Our working capital was $4,029,989 as at September 30, 2007.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005

Revenues, Cost of Revenues and Gross Margin

Revenues for the year ended December 31, 2006 were $3,076,779, an increase of $633,719 from $2,443,060 in 2005. Our increase in sales revenues in 2006 was mainly attributable to the increase in our sales in pharmaceutical raw materials, plant extracts and pharmaceutical intermediates in 2006 against 2005.

	For the year ended December 31,
Product	2006	2005	Increase/ (Decrease)

Pharmaceutical raw materials	$2,364,185	$1,941,036	$423,149
Plant extracts	164,877	68,932	95,945
Pharmaceutical intermediates	547,717	433,092	114,625

TOTAL	$3,076,779	$2,443,060	$633,719

Our increase in sales of pharmaceutical raw materials in 2006 was mainly due to an increase in our sales of Diosmin and Troxerutin, two of our major products in the category of pharmaceutical raw materials. The sales of plant extracts increased in 2006 as compared to 2005 due to an increase in our sales of Hesperidin Extracts. Our increase in sales of pharmaceutical intermediates in 2006 was mainly due to increase of our sales of L-Rhamnose, our major products in the category of pharmaceutical intermediates.

Cost of revenues for the year ended December 31, 2006 were $2,619,261, an increase of $291,494 from $2,327,767 as compared to 2005. Compared to 2005, the increase in cost of sales of our products was because of the change in costs in the following product categories:

	For the year ended December 31,
Product	2006	2005	Increase/ (Decrease)

Pharmaceutical raw materials	$1,969,711	$1,858,515	$111,196
Plant extracts	137,270	56,351	80,919
Pharmaceutical intermediates	512,280	412,901	99,379

TOTAL	$2,619,261	$2,327,767	$291,494

Our overall profit margin increased from 5% in 2005 to 15% in 2006. Our profit margin for pharmaceutical raw materials increased from 4% in 2005 to 17% in 2006. The profit margin for Plant extracts decreased from 18% in 2005 to 17% in 2006. The profit margin for Pharmaceutical intermediates increased from 5% in 2005 to 6% in 2006. The increase in our profit of Pharmaceutical raw materials was mainly due to make use of the new Diosmin production line. The gross profit margin of Diosmin is very high in our products. The new Diosmin production line enabled us to produce a batch of Diosmin. On the other hand, L-Rhamnose’s cost was low because its material resource is from the liquid waste in the production of Rutin. However, L-Rhamnose’s selling price is high and the gross profit margin is high. The decrease in our profit margin of Plant extracts was mainly due to the little increase of unit market price of Ginkgo Biloba Extract. The increase in our profit margin of Pharmaceutical intermediates was mainly due to the decreases in the unit cost of Quercetin.

Gross margin for the year ended December 31, 2006 was $457,518, an increase of $342,225 from $115,293 from 2005.

General and Administrative Expenses

General and Administrative expenses totaled to $291,363 for the year ended December 31, 2006, a decrease of $11,619 from $302,982 in 2005. The decrease in general and administrative expenses was mainly due to changes in the following expenses:

1. Decrease in professional expenses of $25,402	:	In 2005, we had finished the acquisition and incurred more legal and professional fees. Consequently, in 2006 our professional fees decreased slightly.

2. Increase in salary of $15,944	:	As a result of three new employees in the production department.

Selling and Distribution Expenses

Selling and distribution expenses amounted to $122,845 for the year ended December 31, 2006, a decrease of $13,217 from $136,062 in 2005. The decreases in our selling and distribution expenses in 2006 compared to 2005 were mainly due to the following:

Decrease in advertising and marketing expenses of $19,998	:	In 2006, our brand name was more established due to previous advertising efforts resulting in reduced advertising expenses incurred during the year.

Liquidity and Capital Resources

Cash

Our cash balance amounted to $463,468 at December 31, 2006.

In the year ended December 31, 2006, our cash provided by operating activities amounted to $141,457, mainly due to the net profit in the current year of $131,736. Also, in the current year, our accounts receivable decreased by $2,697 as a result of the policies of sales and accounts receivable had no changes. Our inventories, however, were reduced by $343,256 due to our effort in managing our inventories purchases effectively and increasing of our sales. During the year ended December 31, 2006, cash used in investing activities amounted to $159,242, which was mainly attributable to cash used to purchase property and equipment in 2006. Cash flow from financing activities amounted to $307,349 from proceeds of notes payable.

The Company is currently funding its operations from sales revenues.

Working Capital

Our working capital amounted to $2,899,060 at December 31, 2006.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative instrument. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have an impact on our results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, “Fair Value measurements”. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R)”. This statement requires employers to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

We believe that the implementation of this new pronouncement will not have any affect on our 2006 consolidated financial statements.

INFLATION

Inflation has not had a material impact on our business.

CURRENCY EXCHANGE FLUCTUATIONS

All of Company's revenues and majority of the expenses in 2006 were denominated primarily in Renminbi ("RMB"), the currency of China, and was converted into US dollars at the exchange rate of 7.9741 to 1. On 31 December, 2006, the value of Renminbi appreciated to 7.8087 to 1 against the US dollar. As a result of the appreciation of RMB we recognized a foreign currency translation gain of $227,732. There could be no assurance that RMB-to-U.S. dollar exchange rates will remain stable. The appreciation of RMB relative to the U.S. dollar would affect our business, financial condition and results of operations. We do not engage in currency hedging.

DESCRIPTION OF BUSINESS

ORGANIZATIONAL HISTORY

Our company, HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC. (“we”, “us”, “our”, “HFGB”, the “Company” or “our Company”) was incorporated under the laws of the State of Nevada and trades on the Over the Counter ("OTC") Bulletin Board under the symbol "HFGB".

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC. was incorporated in Nevada on March 16, 2000 under the name “Enternet, Inc.” On May 23, 2002, the Articles of Incorporation were amended to change the name of the Company to “Secured Data, Inc.” On October 12, 2005, the Articles of Incorporation were amended to change the name of the Company to “Huifeng Bio-Pharmaceutical Technology, Inc.”

Since October 2002, management's business plan was to seek out a privately held business with whom the Company can reorganize so as to take advantage of the Company's status as a publicly held corporation.

On December 20, 2004, pursuant to the terms of a Stock Purchase Agreement (“Malone Agreement”), Art Malone, Jr. sold 7,229,601 shares of the common stock of Secured Data, Inc. for $300,000.00 (the “Sale”) to Zhi Lan Wang and Jun Lin, individuals. As a result, the 7,229,601 shares of the common stock of the Company sold represented approximately 56.18% of the total outstanding stock of the Company. Immediately thereafter, pursuant to the terms of an Agreement and Plan of Reorganization dated December 20, 2004 (“Northwest Agreement”), the Company initially purchased 30% of the common shares of Northwest BioTechnic Inc. (“NBTI”), a British Virgin Islands corporation, in exchange for 80,735,590 shares of the Company's common stock (“Acquisition”). The purchase price for the remaining 70% of NBTI's common shares was $1,900,000.00 payable by the Company's issuance of a promissory note (“Promissory Note”) on December 20, 2004. The Promissory Note was subsequently converted into 10,465,725 (post a one for eighteen reverse split) shares of the Company's common stock. As a result, the 80,735,590 shares of the common stock of the Company sold represented approximately 86.3% of the total outstanding stock of the Company.

NBTI was incorporated in the British Virgin Islands on June 25, 2004. NBTI operates through its wholly owned subsidiary, Huifeng Biochemistry Joint Stock Company (“Huifeng”), which is a joint venture company established under the laws of the PRC and is a company engaging in the production and sales of plant extracts, biochemical products and pharmaceutical raw products in the PRC.

OVERVIEW OF OUR BUSINESS

HFGB, through its wholly owned subsidiary NBTI, owns 100% of Huifeng which produces and sells plant extracts, biochemical products and pharmaceutical raw products in the PRC. Huifeng was founded on January 18, 2000. With its proprietary technology of “Producing Rutin by Eliminating Enzyme and Mucus” together with the abundant supply of high quality pagoda rice in the Northwest region of China as raw material, Huifeng developed and specialized itself as one of the major technology based Rutin company in Xian city within two years after establishment. Huifeng possesses one of the most advanced and patented Rutin-refining technology in China and is a major Rutin supplier for the world market.

Huifeng emphasized technology and product innovation and its strategic mission is to commercialize Chinese traditional medicine.

OUR PRODUCTS

Huifeng produces a series of Rutin and Rutin related products, listed below by category:

Pharmaceutical Intermediates	1. NF11 Rutin (USP standard) 2. DAB8_DAB9_DAB10_DAB11 Rutin (German Codex Standard) 3. Troxerutin (farinaceous injection_oral application) 4. Quercetin, L-Rhamnone

Pharmaceutical Material	1. Venoruton (farinaceous injection_oral application) 2. Rutin 3. Berberine Hydrochloride 4. Matrine 5. Diosmin 6. L-Rhamnose

Plant Extracts	1. Hesperidin 2. Naringin 3. Epimedium Extract 4. Matrine 5. Puerorin 6. Siybun Marianum P.E

The chemical name of Rutin is rue glycoside (Molecular formula: C27H30O163H2O) and it is a kind of plant extract. It can inhibit platelet aggregation and prevent thrombosis. It can also improve the permeability of capillary vessels, and has the properties of:

1.	Anti - inflammatory;

2.	Decreasing blood pressure and fat; and

3.	Mitigating cerebral hemorrhage.

Additionally, it has positive effect in protecting heart and cerebral hemorrhage and ischemia-reperfusion injury. It is widely used as a raw material for the heart and cerebral blood vessel medicines as well as an additive for cosmetics and functional food. The demand for Rutin increases at an annual rate of approximately 30% due to the increased demand for heart and cerebral blood vessel medicines as a result of the aging population. Furthermore, the improvement in living standards in China also stimulates the growth in the demand for functional food and natural cosmetics.

During 2006 we have finished two new products lines, Diosmin and L-Rhamnose.

The chemical name of Diosmin is 7-[[6-o(6-Deoxy-2-L-mannopyranosyl)-â-D-glucopyran-osyl]oxy]-5-hydroxy-2-(3-hydroxy-4-methoxyphenyl)-4H-l-ben-zopyran-4-one). Diosmin is a pharmaceutical material, which has comprehensive impact on blood vessel feedback system and is suitable for treatment of acute or chronic hemorrhoids and chronic insufficiency of vein (lower limbs varicosity, dropsy and chronic canker)

The chemical name of L-Rhamnose is (thymidine-5'-diphosphate-L-rhamnose). Belonging to the category of monosackcharide, it is generally applied in manufacturing antivirus and anti-tumor raw medicines. In addition, this product can be an ingredient for food. It has been used for testing permeation of intestines and sweet additives. At present, L-Rhamnose is mostly applied in synthetic perfume of fruit spice. It is the basic material for fruit spice composition. L-Rhamnose has been widely applied in the industrial production and scientific research, such as intermediate synthetic perfumes and heart-strength medicines made from organic matters. Furthermore, as an ingredient for food, L-Rhamnose can be directly added into top-grade coffee, beverage or meat.

PRODUCTION FACILITIES

In 2006 we had two major production facilities that included the following equipment resources:

1.	Manufacturing plant located at NO 1,Huifeng Rd, Changwu, Xianyang:

•	This production site is for refining and manufacturing of new products

•	Has a total of eight buildings including:

•	A two-level office building
•	A four-level staff building
•	Three manufacturing buildings (including extract workshops, refining workshops and packaging workshops)
•	One raw materials storage building
•	One building for storage of finished products
•	One building for dangerous products
•	Building for power and maintenance (including boiler, power distribution and maintenance)
•	One cafeteria and staff canteen

2.	Manufacturing plant located in Fenghui, Changan, Xian

•	This production site is for the extraction and supplies of raw materials for refining

•	Has a total of four buildings including:

•	One office building
•	One manufacturing building (including extract workshops, crystallization workshops, communication workshops and packaging workshops),
•	One raw materials building
•	One boiler

The two production facilities together occupy a total area of approximately 300,000 square feet. There is no lien or encumbrance on any of the mentioned properties.

In 2006 we have finishd 2 new production lines: Diosmin production line for Diosmin, L-Rhamnose production line.

TARGET MARKETS AND PRINCIPAL CUSTOMERS

There was no change in the target customers of our Company. Our existing products and new products launched during 2006 are all raw materials intermediaries for production of medicines and the users of these products are industrial clients. As a result, Huifeng's main target customers are pharmaceutical companies and food manufacturers.

SALES AND MARKETING

In 2006, there was no change in our target market and the majority of our products are still raw materials and intermediaries for production of medicines. Our target customers are mostly industrial clients and we continue to sell and distribute our products through direct selling to medicine and food manufacturers. These customers placed purchase orders directly with our sales and marketing team. Our sales department was divided into two teams, domestic sales team and export sales team. Our domestic sales team was responsible for domestic market while export sales team was responsible for international market customers.

In 2006, we increased one employee in our domestic sales department and enrolled one new employee in our export sales department. As a result, we increase the total staff forces of our whole sales departments to eighteen people. We strengthened the whole sales team including Export Section 1 for European and West-Asia business and Export Section 2 for America, Eastern and South Asia.

In 2006, in order to diversify and expand our product sales networks, we started to expand to outside distribution channels for some of our export sales. We accepted purchase orders from professional foreign trade corporations in order to expand our international distribution channels and increase the sale revenues from exports.

We did not establish any regional representative or sale office in 2006 because our products were sold through direct orders from our clients with our sales department. There was no need for any retail distribution of our product and as a result we did not need any regional sales office.

COMPETITION

Huifeng engages in Rutin production in China. With its proprietary technology of “Producing Rutin by Eliminating Enzyme and Mucus” and with abundant supply of high quality pagoda rice in the Northwest region of China as raw material, Huifeng does not face substantial competitions within China.

In 2006 our major competitor was still Sichuan Xieli Pharmaceutical Company Limited (Xieli). However, because of a lack of technological patents and the ready access to raw materials, Xietong is gradually fading out of the Rutin refining business and is shifting its business from raw medicine production to finished medicine production, and retains a rather small portion of its business in raw medicine production.

In 2006 there was a little increase in small domestic Rutin manufacturers. but these manufacturers did not impose any threat to our business and sometimes they even became our suppliers and supported our operations.

Looking forward to 2008, we estimate there will be some new domestic competitors because of sales of the Company’s two new products, including Diosmin and L-Rhamnose. However, we do not believe that these other companies have competitive technologies for producing Diosmin and L-Rhamnose, and therefore do not impose an immediate threat to our business.

PRINCIPAL OFFICE

Our principal office is located at 16B/F Ruixin Road Bldg. No. 25 Gaoxin Road, Xi’an 710075, Shaanxi Province, China.

EMPLOYEES AND ORGANIZATION

As of December 31, 2007, we had approximately 222 full-time employees. During 2007, we employed 19 new employees. 10 new employees were allotted to the production team; 5 new employees were allotted to the sales team; 1 new employee was allotted to the technical team; 1 new employee was allotted to the finance team and 2 new employees were allotted to the security team. As a result, by the end of 2007, we had a total of 222 employees. None of our employees are covered by a collective bargaining agreement and we have never experienced a work stoppage, and we consider our labor relations to be excellent.

As of December 31, 2007, our Company organization was as follow:

Department	Employee as of end of 2007	Employee as of end of 2006
Sales department:
Domestic sales department	8	6
Export sales department:
Export section I	8	7
Export section II	7	5
Production department	156	146
Technical department	10	9
Inspection department	8	8
Provision department	5	5
Personnel department	5	5
Finance department	7	6
Security department	8	6

TOTAL	222	203

BUSINESS DEVELOPMENT AND ACQUISITIONS

In 2007 we still focused on new products development and sales channels development. We successfully commercialized 1 new product and are getting the benefits from the new export sales channels. Looking forward to 2008, we will focus on:

1.	Commercializing an additional one to two new pharmaceutical raw medicines and plant extract products and striving to launch these products into the public market;

2.	Increasing our market share in pharmaceutical raw medicines and plant extract products in both international and domestic markets;

3.	Streamlining our organization to ensure smooth operations and productions.

RESEARCH AND DEVELOPMENT

During 2007 we continued to focus ourselves on research and development of new products. We kept the structure of our research and development team.

Looking forward to our research and development strategies in 2008, we will focus our research and development effort on new products with an aim to develop one or two new products within 2008. We are striving to launch these products into the public market in 2008.

PATENTS AND INTELLECTUAL PROPERTIES

Huifeng's proprietary technology “Producing Rutin by Eliminating Enzyme and Mucus” received Chinese national technology patent with a ten-year protection period.

Although we developed two new products during 2005, we did not obtain any patent for our new products.

GOVERNMENT REGULATIONS

The Chinese government requires all medicine and medicinal products related manufacturers to obtain GMP certification for their pharmaceutical manufacturing facilities. Huifeng obtained GMP certification from relevant government regulatory bodies in January 1, 2005. Other than GMP certification requirements, there was no significant change in the regulatory environment in China.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of the Company’s subsidiaries or of the Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

 There was no submission of matters to a vote of security holders in 2006.

A convertible promissory note issued by the Company took effect on January 1, 2006. The number of the Company’s outstanding common shares increased from 5,200,444 shares to 15,666,169 shares as of January 1, 2006.

In accordance with the 2005 Equity Incentive Plan of Huifeng Bio-pharmaceutical Technology, Inc., which is a subsidiary of HFGB, the Company disclosed the issuance of 800,000 shares of the Company’s common stock on December 29, 2005 pursuant to a registration under Form S-8. The number of the Company’s outstanding common stock increased from 15,666,169 shares to 16,466,169 shares in April, 2006.

On October 31, 2006 the Company disclosed in an 8-K for the issuance of 2,000,000 shares of the Company’s common stock to purchase two new production lines. The number of the Company’s outstanding common stock increased from 16,466,169 to 18,466,169 on November 8, 2006.

DIRECTORS AND EXECUTIVE OFFICERS

MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of our company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there were no arrangements or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. Currently, directors are not compensated for serving on the Board of Directors. We have not established compensation or executive committees. Currently, our entire board of directors serves as our audit committee. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors.

Name	Position	Date Of Appointment
Jingan Wang	Chief Executive Officer	December 20, 2004
Sanding Tao	Chief Financial Officer	December 20, 2004
Xinwen Hou	Director and Secretary	December 20, 2004

BIOGRAPHIES OF OFFICERS AND DIRECTORS

Jingan Wang

Mr. Jingan Wang, age 47, Chief Executive Officer of the Company, is the founder and currently serves as President of Huifeng. Mr. Wang has over fifteen years of experience in accounting and financial management area. Mr. Wang has served as Accounting Supervisors and Chief Financial Officers for various companies during his professional career. Before Mr. Wang founded Huifeng in 2000, he was the Chief Financial Officer for Wei Xing Enterprises from 1999 to 2000. In 2004, he was awarded "the Entrepreneur of the Year" by the Xian Hi Tech Development Zone. Mr. Wang is also a certified public accountant.

Sanding Tao

Mr. Sanding Tao, age 39, Chief Financial Officer of the Company and of Huifeng. Mr. Tao served as VP of Finance and CFO for various technology and bio-tech firms before he joined Huifeng in 2003. From 1998 - 2000, Mr. Tao served as Chief Financial Officer for Xian Lan Xi Science & Technology, Inc.; and from 2000 -2003, Mr. Tao served as Chief Financial Officer for Xian Xing Yi Science & Technology, Inc. Mr. Tao is a graduate of Chinese Southern Financial College.

Xinwen Hou

Mr. Xinwen Hou, age 39, Director and Secretary of the Company, currently also serves as Assistant to the President and as Company Secretary for Huifeng Biochemistry Joint Stock Company ("Huifeng") in Xian, China. Mr. Hou held various leadership positions in different public companies in China before he joined Huifeng in January 2004. From 1997 - 2003, Mr. Hou served as Company Secretary for De Li Bang Pharmaceutical Inc., which is listed on China's A share stock exchange. He is also a reputable economist. He graduated from Xian Transportation University with a major in Business Administration.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling 1934 persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CODE OF ETHICS

We have adopted a Code of Ethics and Business Conduct authorizing the establishment of a committee to ensure that our disclosure controls and procedures remain effective.  Our Code also defines the standard of conduct expected by our officers, directors and employees.

EXECUTIVE COMPENSATION

The executives of the Company received no compensation from the Company for the fiscal year ending December 31, 2007. The Company currently has no agreements for compensation of its executives, and has no stock option plan or other equity compensation plan for its employees.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of January 25, 2008 by each person known to us to own beneficially more than 5% of our common stock, each of our directors, each of our named executive officers; and all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 18,466,169 shares of Common Stock outstanding as of January 25, 2007. Unless otherwise identified, the address of the directors, officers and 5% beneficial owners of the Company listed above is 16B/F Ruixin Road Bldg. No. 25 Gaoxin Road, Xi’an 710075 Shaanxi Province, China.

Name	Position Held	Shares Owned	% Owned

Jingan Wang	Chief Executive Officer	7,305,074	39.56%
Sanding Tao	Chief Financial Officer	325,442	1.76%
Xinwen Hou	Director and Secretary	325,442	1.76%
All directors and executive officers as a group		8,777,525	47.53%

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.018 per share. As of January 25, 2008, 18,466,169 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, at such date, 2,500,000 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants and conversion of the convertible promissory notes.

COMMON STOCK

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

WARRANTS

On December 31, 2007, the Company issued Warrants to purchase up to 500,000 shares of common stock at any time on or prior to December 31, 2010 at an initial exercise price of $1.50 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

CONVERTIBLE PROMISSORY NOTES

On December 31, 2007, the Company issued convertible promissory notes in the aggregate principal amount of $2,000,000 which are convertible at the election of the purchasers at the conversion price of $1.00 per share.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

TRANSFER AGENT AND REGISTER

The transfer agent and registrar for our common stock is Interwest Transfer Co. Inc., telephone number (801)272-9294.

MARKET INFORMATION

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “HFGB.”

SELLING STOCKHOLDERS

The following table sets forth as of January 25, 2008, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares	%	Offered	Shares	%

Professional Offshore Opportunity Fund, Ltd..(3)	1,875,000	10.15	1,875,000	0	0
Peter Treadway	62,500	*	62,500	0	0
Janet Wang	62,500	*	62,500	0	0
Manilal Patel	31,250	*	31,250	0	0
Ancora Greater China Fund(4)	250,000	1.35	250,000	0	0
Strategic Alliance Fund, L.P.(5)	381,750	2.07	93,750	288,000	1.56
Strategic Alliance Fund II, L.P.(6)	437,000	2.37	125,000	312,000	1.69
Total	3,100,000	16.79	2,500,000	600,000	3.25

* Less than one percent

(1)
This table is based upon information supplied by the Selling Stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 18,466,169 shares of our common stock outstanding as of January 25, 2008, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2)
Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.

(3)	Howard Berger is the Manager and has the voting and dispositive rights over the shares held by Professional Offshore Opportunity Fund, Ltd.

(4)
John P. Micklitsch is the Managing Partner and has the voting and dispositive rights over the shares held by Ancora Greater China Fund LP. This selling security holder is an affiliate of a broker-dealer.

(5)	Daniel F. Carlson is the Manager and has the voting and dispositive rights over the shares held by Strategic Alliance Fund, LP. This selling security holder is an affiliate of a broker-dealer.
(6)	Daniel F. Carlson is the Manager and has the voting and dispositive rights over the shares held by Strategic Alliance Fund, II LP. This selling security holder is an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Crone Rozynko LLP, San Francisco, California. Crone Rozynko LLP holds an option to purchase 100,000 shares of common stock at an initial exercise price of $1.50 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2006 and 2005 included in this prospectus have been audited by Jimmy C.H. Cheung & Co, independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007 (UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$846,145
Accounts receivable, net of allowances	1,404,201
Inventories, net	2,258,233
Notes receivable	133,021
Other assets	394,997
Total Current Assets	5,036,597

PROPERTY AND EQUIPMENT, NET	3,479,920

LAND USE RIGHTS, NET	139,238
TOTAL ASSETS	$8,655,755
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$60,516
Other payables and accrued expenses	273,458
Notes payable	287,326
Income tax and other tax payables	385,308
Total Current Liabilities	1,006,608

COMMITMENTS AND CONTINGENCIES	-

MINORITY INTERESTS	443,913

STOCKHOLDERS' EQUITY
Preferred stock, ($0.001 par value, 5,000,000 shares authorized, non issued and outstanding)	-
Common stock, ($0.018 par value, 100,000,000 shares authorized, 18,466,169 shares issued and outstanding as of September 30, 2007)	332,388
Additional paid-in capital	8,020,066
Retained earnings (deficit)
Unappropriated	(1,786,078)
Appropriated	82,925
Accumulated other comprehensive income	555,933
Total Stockholders' Equity	7,205,234

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,655,755

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (UNAUDITED)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006
NET SALES	$1,945,975	816,093	4,954,122	2,378,788

COST OF SALES	(1,430,755)	(672,441)	(3,462,644)	(1,963,992)

GROSS PROFIT	515,220	143,652	1,491,478	414,796

OPERATING EXPENSES
Selling expenses and distribution expenses	32,523	20,897	76,219	105,342
General and administrative expenses	72,875	47,001	207,635	157,120
Depreciation and amortization	11,714	11,482	35,532	34,463
Total Operating Expenses	117,112	79,380	319,386	296,925

INCOME FROM OPERATIONS	398,108	64,272	1,172,092	117,871

OTHER INCOME (EXPENSE)
Interest income	6,002	13,194	19,869	39,095
Interest expense	(7,568)	(4,297)	(25,327)	(4,354)
Other income	6,077	15,375	39,497	34,275
Total Other Income, net	4,511	24,272	34,039	69,016

INCOME FROM OPERATIONS BEFORE TAXES AND MINORITY INTEREST	402,619	88,544	1,206,131	186,887

INCOME TAX EXPENSE	(66,824)	(18,060)	(199,981)	(55,786)

MINORITY INTERESTS	(2,649)	6,510	25,826	19,204

NET INCOME	333,146	76,994	1,031,976	150,305

OTHER COMPREHENSIVE INCOME
Foreign currency translation (loss) gain	98,962	(262)	252,634	96,841

COMPREHENSIVE INCOME	$432,108	$76,732	$1,284,610	$247,146

Net income per share - basic and diluted	$0.02	$0.01	$0.06	$0.01

Weighted average number of shares outstanding during the period - basic and diluted	18,466,169	16,466,169	18,466,169	16,466,169

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,031,976	$150,305
Adjusted to reconcile net income to net cash provided by(used in) operating activities:
Allowance for doubtful accounts - accounts receivable	(35,781)	-
Depreciation and amortization - cost of sales	242,686	167,732
Depreciation and amortization	35,532	34,463
Minority interest	(25,826)	(19,204)
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable, net	(211,182)	211,053
Inventories	(1,619,088)	(579,778)
Due from stockholders	24,580	10,089
Other assets	611,801	(102,590)
Increase (decrease) in:
Accounts payable	6,004	(77,141)
Other payables and accrued expenses	126,322	32,905
Income tax and other taxes payable	162,444	52,215
Due to stockholders	-	(1,250)
Net cash provided by (used in) operating activities	349,468	(121,201)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in notes receivable	325,701	-
Purchase of property and equipment	(287,898)	(156,970)
Net cash provided by (used in) investing activities	37,803	(156,970)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	31,266	300,000
Net cash provided by financing activities	31,266	300,000

EFFECT OF EXCHANGE RATES ON CASH	(35,860	21,102
NET INCREASE IN CASH AND CASH EQUIVALENTS	382,677	42,931
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	463,468	89,108
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$846,145	$132,039

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$6,035	$-

Interest expenses	$25,327	$1,954

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 1     ORGANIZATION AND BASIS OF PRESENTATION

Huifeng Bio-Pharmaceutical Technology, Inc (“Huifeng Bio-Pharmaceutical”) is a US-listed company that was incorporated in Nevada on March 16, 2000 under the name “Enternet, Inc.” On May 23, 2002, the Articles of Incorporation were amended to change the name of the Company to “Secured Data, Inc.” On October 12, 2005, the Articles of Incorporation were amended to change the name of the Company to “Huifeng Bio-Pharmaceutical Technology, Inc.”

Northwest Bio-Technic Inc. (“Northwest”) was incorporated in the British Virgin Islands (“BVI”) on June 25, 2004. Xian Huifeng Biochemistry Group Joint-Stock Company Limited (previously Xian Huifeng Biochemistry Joint-Stock Company Limited) (“Huifeng Biochemistry”) was incorporated in the People's Republic of China (“PRC”) on January 20, 2000 as a company with limited liabilities and was restructured as a joint stock company on September 29, 2002 under the laws of the PRC. On April 20, 2005, the Articles of Incorporation were amended to change the name to Xian Huifeng Biochemistry Group Joint-Stock Company Limited.

Huifeng Biochemistry produces plant extracts and bio-chemical products used as pharmaceutical raw materials in the PRC. Most of its products are distributed within the PRC and some European countries.

On August 23, 2001, Huifeng Biochemistry established 70% ownership in a subsidiary, Xian Huifeng Biochemistry Engineering Company Limited (“Huifeng Engineering”) in the PRC with a registered capital of $265,778. The subsidiary has had no operations since its incorporation.

On June 16, 2004 Huifeng Biochemistry acquired an 86.7% interest in Baoji Jisen Pharmaceutical Company Limited, later renamed Xian Huifeng Pharmaceutical Company Limited (“Huifeng Pharmaceutical”), a limited liability company in the PRC. On November 10, 2004 Huifeng Pharmaceutical increased its registered capital from $181,159 to $603,865. The increased registered capital was fully subscribed by a stockholder of the Company, diluting the Company's interest in Huifeng Pharmaceutical from 86.7% to 26%. On May 27, 2005 the PRC Government approved Huifeng Biochemistry's increased investment in Huifeng Pharmaceutical from $31,401 to $1,685,990 through an increase in the registered capital of Huifeng Pharmaceutical from $603,865 to $2,258,454. The acquisition of Huifeng Pharmaceutical by Huifeng Biochemistry was accomplished by increasing Huifeng Biochemistry's interest in Huifeng Pharmaceutical from 26% to 80.2%.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's consolidated financial position at September 30, 2007, the consolidated results of operations for the three and nine months ended September 30, 2007 and 2006, and consolidated cash flows for the nine months ended September 30, 2007 and 2006. The consolidated results for the three and nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 2006 appearing in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

NOTE 2     USE OF ESTIMATES

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 3     PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements as of September 30, 2007 and 2006 include the financial statements of Huifeng Bio-Pharmaceutical and its 100% owned subsidiary Northwest, 100% owned subsidiary Huifeng Biochemistry, 70% owned subsidiary Huifeng Engineering and 80.2% owned subsidiary Huifeng Pharmaceutical. Minority interests represent the minority stockholders’ proportionate share of the profits of Huifeng Engineering and Huifeng Pharmaceutical.

All significant inter-company balances and transactions have been eliminated in consolidation.

NOTE 4     CASH AND CASH EQUIVALENTS

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

NOTE 5     INCOME TAXES

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”(“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Huifeng Bio-pharmaceutical was incorporated in the United States and has incurred net operating loss as for income tax purposes for the nine months ended September 30, 2007 and 2006.

Northwest, a wholly owned subsidiary of the Company, was incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, is not subject to tax on income or on capital gains.

Huifeng Biochemistry, a wholly owned subsidiary of Northwest, was incorporated in the PRC and registered as a new and high technology enterprise. It is entitled to an income tax reduction. According to the document of reductions approved by the local tax bureau, the income tax rate was reduced from 33% to 15% on a permanent basis. Provision for income tax expenses for the nine months ended September 30, 2007 and 2006 were $190,806 and $55,786 respectively.

Huifeng Engineering, a 70% owned subsidiary of Huifeng Biochemistry, was incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. No provision for income tax expenses for the nine months ended September 30, 2007 and 2006 has been made, as Huifeng Engineering have both incurred net operating loss.

Huifeng Pharmaceutical, a 80.2% owned subsidiary of Huifeng Biochemistry, was also incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The income tax expenses for the nine months ended September 30, 2007 and 2006 were $9,175 and $0 respectively.

NOTE 6     EARNINGS PER SHARE

Basic and diluted net income per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings per Share.” As of September 30, 2007 and 2006, there were no common share equivalents outstanding with an anti-dilutive effect or included in the calculation of dilutive income per share.

NOTE 7     BUSINESS SEGMENTS

The Company operates in one segment and therefore segment information is not presented.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 8     RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company do not expect the adoption of SFAS 157 to have an impact on the Company's results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

NOTE 9     NOTES RECEIVABLE

Notes receivable as of September 30, 2007 (unaudited) consisted of the following:

Note receivable from a third party, interest rate of 12% per annum, non-secured, due September 2007, was extended to December 2007	$133,021
Current maturities	$133,021

NOTE 10   NOTES PAYABLE

Notes payable as of September 30, 2007 (unaudited) consisted of the following:

Notes payable to a financial institution, interest rate of 9.6768% per annum, secured by a director property and the Company’s fixed assets, guaranteed by a third party, due August 2007, was extend to June 2008	$287,326
Current maturities	$287,326

NOTE 11   COMMITMENTS

Commitments

The Company occupies office and storage spaces owned by third parties under operating leases which expire on March 31, 2008 and November 10, 2007 at a quarterly rental of $2,670 and $375 respectively. Accordingly, for the nine months ended September 30, 2007 and 2006, the Company recognized rental expenses for these spaces in the amount of $9,135 and $9,563 respectively.

As of September 30, 2007, the Company has outstanding commitments with respect to the non-cancelable operating leases of $5,508, which are due by September 30, 2008.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007 (UNAUDITED)

NOTE 12   RELATED PARTY TRANSACTIONS

As of September 30, 2007 and 2006, the stockholders owed the Company $0 and $89,982 respectively for advances made on an unsecured basis and repayable on demand. Interest is charged at 6% per annum on the amount due. Total interest income amounted to $0 and $3,203 for the nine months ended September 30, 2007 and 2006 respectively.

NOTE 13   CONCENTRATIONS AND RISKS

During the nine months ended September 30, 2007 and 2006, 100% of the Company's assets were located in China.

During the nine months ended September 30, 2007 and 2006, 46% and 60% of the Company's revenues were derived from companies located in China respectively.

The Company also relied on a customer for approximately $568,064 representing in aggregate 11% of sales for the nine months ended September 30, 2007. At September 30, 2007, accounts receivable from that customer was $54,645.

The Company relied on two suppliers for approximately $676,124 and $580,050 representing in aggregate 32% of purchases for the nine months ended September 30, 2007. At September 30, 2007, accounts payable to those two suppliers totaling $6,289.

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Huifeng Bio-pharmaceutical Technology, Inc. (Previously Secured Data, Inc.)

We have audited the accompanying consolidated balance sheets of Huifeng Bio-pharmaceutical Technology, Inc. (previously Secured Data, Inc.) and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huifeng Bio-pharmaceutical Technology, Inc. (previously Secured Data, Inc.) and subsidiaries, as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: March 9, 2007

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$463,468	$89,108
Accounts receivable, net of allowances	1,109,095	1,136,558
Inventories, net	582,525	925,781
Notes receivable	448,218	433,168
Due from stockholders	24,162	100,071
Other assets	981,657	291,811
Total Current Assets	3,609,125	2,976,497

PROPERTY AND EQUIPMENT, NET	3,338,082	2,524,243

LAND USE RIGHTS, NET	136,233	131,227

TOTAL ASSETS	$7,083,440	$5,631,967

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$52,358	$163,872
Other payables and accrued expenses	139,092	156,765
Value added tax payables	210,302	92,281
Income tax and other tax payables	964	380
Notes payable	307,349	-
Due to stockholders	-	1,239
Total Current Liabilities	710,065	414,537

COMMITMENTS AND CONTINGENCIES	-	-

MINORITY INTERESTS	452,751	456,274

STOCKHOLDERS' EQUITY
Preferred stock ($0.001 par value, 5,000,000 shares authorized,
none issued and outstanding)	-	-
Common stock ($0.018 par value, 100,000,000 shares authorized,
18,466,169 shares issued and outstanding as of
December 31, 2006; 16,466,169 shares issued and outstanding
as of December 31, 2005)	332,388	296,388
Additional paid-in capital	8,020,066	7,256,066
Retained earnings (deficit)
Unappropriated	(2,818,054)	(2,890,139)
Appropriated	82,925	23,274
Accumulated other comprehensive income	303,299	75,567
Total Stockholders' Equity	5,920,624	4,761,156

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,083,440	$5,631,967

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

NET SALES	$3,076,779	$2,443,060

COST OF SALES	(2,619,261)	(2,327,767)

GROSS PROFIT	457,518	115,293

OPERATING EXPENSES
Selling expenses and distribution expenses	122,845	136,062
General and administrative expenses	291,363	302,982
Stock bonuses	-	560,000
Goodwill written off	-	2,764
Depreciation and amortization	45,958	43,559
Total Operating Expenses	460,166	1,045,367

LOSS FROM OPERATIONS	(2,648)	(930,074)

OTHER INCOME (EXPENSES)
Equity in loss of affiliate	-	(112)
Interest income	58,522	39,297
Interest expense	(9,528)	(1,625)
Other income	55,956	42,270
Total Other Income	104,950	79,830

INCOME (LOSS) FROM OPERATIONS BEFORE TAXES
AND MINORITY INTERESTS	102,302	(850,244)

INCOME TAX EXPENSE	(1,313)	(253)

MINORITY INTERESTS	30,747	17,730

NET INCOME (LOSS)	131,736	(832,767)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	227,732	75,567

COMPREHENSIVE INCOME (LOSS)	$359,468	$(757,200)

Net income (loss) per share-basic and diluted	$0.01	$(0.11)

Weighted average number of shares outstanding during the year-
basic and diluted	16,827,812	7,529,550

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

					Additional	Unappropriated	Appropriated	Accumulated other
	Preferred Stock		Common Stock		paid-in	retained	retained	comprehensive
	Shares	Amount	Shares	Amount	capital	deficit	earnings	income	Total

Balance at January 1, 2005		$-	5,200,444	$93,605	$2,583,391	$(2,041,348)	$7,250	$-	$642,898

Contribution by shareholders		-	-	-	2,415,458	-	-	-	2,415,458

Share issued for convertible note		-	10,465,725	188,383	1,711,617	-	-	-	1,900,000

Share issued for services		-	800,000	14,400	545,600	-	-	-	560,000

Net loss for the year		-	-	-	-	(832,767)	-	-	(832,767)

Comprehensive income		-	-	-	-	-	-	75,567	75,567

Transfer to statutory and staff
welfare reserves		-	-	-	-	(16,024)	16,024	-	-
Balance at December 31, 2005	-	-	16,466,169	296,388	7,256,066	(2,890,139)	23,274	75,567	4,761,156

Share issued for
acquisition of fixed assets		-	2,000,000	36,000	764,000	-	-	-	800,000

Net income for the year		-	-	-	-	131,736	-	-	131,736

Comprehensive income		-	-	-	-	-	-	227,732	227,732

Transfer to statutory and staff
welfare reserves		-	-	-	-	(59,651)	59,651	-	-
Balance at December 31, 2006	-	$-	18,466,169	$332,388	$8,020,066	$(2,818,054)	$82,925	$303,299	$5,920,624

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$131,736	$(832,767)
Adjusted to reconcile net income (loss) to cash provided by
(used in) operating activities:
Allowance for doubtful accounts - accounts receivable	23,214	30,516
Depreciation and amortization - cost of sales	251,101	124,893
Depreciation and amortization	45,958	43,559
Minority interests	(30,747)	397,359
Stock issued for services	-	560,000
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	2,697	(1,062,930)
Inventories, net	343,256	376,244
Due from stockholders	75,909	(37,578)
Other assets	(689,846)	43,247
Increase (decrease) in:
Accounts payable	(111,514)	107,418
Other payables and accrued expenses	(17,673)	11,574
Value added tax payables	118,021	79,958
Income tax and other taxes payable	584	(6,304)
Due to stockholders	(1,239)	(192,194)
Net cash provided by (used in) operating activities	141,457	(357,005)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in notes receivable	-	(433,168)
Purchase of property and equipment	(159,242)	(1,810,445)
Decrease in investment in affiliate	-	31,190
Net cash used in investing activities	(159,242)	(2,212,423)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	307,349	-
Contribution by the stockholders	-	2,415,458
Net cash provided by financing activities	307,349	2,415,458

EFFECT OF EXCHANGE RATES ON CASH	84,796	75,567

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	374,360	(78,403)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	89,108	167,511

CASH AND CASH EQUIVALENTS AT END OF YEAR	$463,468	$89,108

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
Income taxes	$558	$7,225

Interest expenses	$9,505	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On October 12, 2005, the Company issued 10,465,725 shares of restricted common stock to exercise the conversion of the Convertible Promissory Note of $1,900,000.

On November 8, 2006, the Company issued 2,000,000 shares of restricted common stock having a fair value of $800,000 to a third party for the acquisition of plant and machinery.

The accompanying notes are an integral part of these financial statements

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

Huifeng Bio-pharmaceutical Technology, Inc. (previously Secured Data, Inc.) (“Huifeng Bio-pharmaceutical”) is a US listed company which was incorporated in Nevada on March 16, 2000 under the name Enternet, Inc. On May 23, 2002, the Articles of Incorporation were amended to change the name of the Company to Secured Data, Inc. On October 12, 2005, the Articles of Incorporation were amended to change the name of the Company to Huifeng Bio-pharmaceutical Technology, Inc.

Northwest Bio-Technic Inc. (“Northwest”) was incorporated in the British Virgin Islands (“BVI”) on June 25, 2004. Xian Huifeng Biochemistry Group Joint-Stock Company Limited (previously Xian Huifeng Biochemistry Joint-Stock Company Limited) (“Huifeng Biochemistry”) was incorporated in the People’s Republic of China (“PRC”) on January 20, 2000 as a company with limited liabilities and was restructured as a joint stock company on September 29, 2002 under the laws of the PRC. On April 20, 2005, the Articles of Incorporation were amended to change the name of Huifeng Biochemistry to Xian Huifeng Biochemistry Group Joint-Stock Company Limited.

Huifeng Biochemistry produces plant extracts and bio-chemical products used as pharmaceutical raw materials in the PRC. Most of its products are distributed within the PRC and some European countries.

On August 23, 2001, Huifeng Biochemistry established a 70% owned subsidiary, Xian Huifeng Biochemistry Engineering Company Limited (“Huifeng Engineering”) in the PRC with a registered capital of $265,778. The subsidiary has no operations since its incorporation.

On June 16, 2004 Huifeng Biochemistry acquired an 86.7% interest in Baoji Jinsen Pharmaceutical Company Limited, later renamed to Xian Huifeng Pharmaceutical Company Limited (“Huifeng Pharmaceutical”), a limited liability company in the PRC. On November 10, 2004 Huifeng Pharmaceutical increased its registered capital from $181,159 to $603,865. The increased registered capital was fully subscribed by a stockholder of the Company, diluting the Company’s interest in Huifeng Pharmaceutical from 86.7% to 26%. On May 27, 2005 the PRC Government approved Huifeng Biochemistry’s increased investment in Huifeng Pharmaceutical from $31,401 to $1,685,990 through an increase in the registered capital of Huifeng Pharmaceutical from $603,865 to $2,258,454. The acquisition of Huifeng Pharmaceutical by Huifeng Biochemistry was through a step process increasing Huifeng Biochemistry’s interest in Huifeng Pharmaceutical from 26% to 80.2%.

During 2004, Huifeng Biochemistry’s shareholders exchanged 100% of their ownership of Huifeng Biochemistry for 500,000 shares of Northwest under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management.

On December 20, 2004, pursuant to a Stock Purchase Agreement, a Huifeng Bio-pharmaceutical shareholder sold 401,646 shares in Huifeng Bio-pharmaceutical to two Northwest shareholders for $300,000. On the same date, Huifeng Bio-pharmaceutical entered into an Agreement and Plan of Reorganization with the shareholders of Northwest to exchange 30% of Northwest’s outstanding shares for 4,485,311 shares of Huifeng Bio-pharmaceutical. In addition, the Agreement calls for Huifeng Bio-pharmaceutical to issue a Convertible Promissory Note for $1,900,000 that is convertible into 10,465,725 (post a one for eighteen reverse split) shares of Huifeng Bio-pharmaceutical for the remaining 70% of Northwest. On October 12, 2005, the Company issued 10,465,725 shares of restricted common stock in conversion of the Convertible Promissory Note of $1,900,000.

The merger of Huifeng Bio-pharmaceutical and Northwest has been recorded as a recapitalization by Northwest, with Northwest being treated as the continuing entity. The financial statements have been prepared as if the reorganization had occurred retroactively. Huifeng Bio-pharmaceutical, Northwest, Huifeng Biochemistry, Huifeng Engineering and Huifeng Pharmaceutical are hereafter referred to as (the “Company”).

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)
(A)	Organization (continued)

Accordingly, the financial statements include the following:

(1)	The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)	The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

(B)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Principles of consolidation

The accompanying 2006 consolidated financial statements include the financial statements of Huifeng Bio-pharmaceutical and its 100% owned subsidiary Northwest, 100% owned subsidiary Huifeng Biochemistry, 70% owned subsidiary Huifeng Engineering and 80.2% owned subsidiary Huifeng Pharmaceutical.

The accompanying 2005 consolidated financial statements include the financial statements of Huifeng Bio-pharmaceutical and its 100% owned subsidiary Northwest, 100% owned subsidiary Huifeng Biochemistry, 70% owned subsidiary Huifeng Engineering and 80.2% owned subsidiary Huifeng Pharmaceutical from the date of its step acquisition on May 27, 2005 to December 31, 2005.

All significant inter-company balances and transactions have been eliminated in consolidation.

In October 2005, the Company effected a one for eighteen reverse stock split. All shares and per share information of common stock in the accompanying financial statements have been retroactively restated to reflect the effect of this stock split.

(D)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of three months or less.

(E)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them. For the years ended December 31, 2006 and 2005, the Company recorded an allowance for doubtful accounts of $23,214 and $30,516 respectively.

(F)	Inventories

Inventories are stated at the lower of cost or market value, cost being determined on a weighted average method. The Company provides for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(G)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditure for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis over the assets’ estimated useful lives. The estimated useful lives are as follows:

Factory buildings	20 Years
Plant and machinery	10 Years
Motor vehicles	10 Years
Furniture, fixtures and equipment	5 Years

Land use rights are stated at cost, less accumulated amortization. The land use rights are amortized over the term of the relevant rights of 50 years from the date of acquisition.

(H)	Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value.

(I)	Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

The Company’s major operation is in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollars (“US$”) and the Chinese Renminbi (“RMB”). During the fourth quarter, The RMB rate increase quickly. At the end of 2006, the new RMB rate against the US$ is about 7.8087. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the US$.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(J)	Revenue recognition

The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

(K)	Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized fort the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

(L)	Foreign currency translation

Huifeng Bio-Pharmaceutical, Northwest, Huifeng Biochemistry, Huifeng Engineering and Huifeng Pharmaceutical maintain their accounting records in their functional currencies of US$, US$, RMB, RMB and RMB respectively.

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement operations.

The financial statements of Huifeng Biochemistry, Huifeng Engineering and Huifeng Pharmaceutical (whose functional currency is the RMB) are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity.

The translation gain recorded for the years ended December 31, 2006 and 2005 was $227,732 and $75,567 respectively.

(M)	Comprehensive income (loss)

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported as other comprehensive income in the statements of operations and stockholders’ equity. The foreign currency translation gain for the years ended December 31, 2006 and 2005 was $227,732 and $75,567 respectively.

(N)	Income (loss) per share

Basic income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2006 and 2005, the Company does not have any outstanding dilutive securities.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)
(O)	Segments

The Company operates in only one segment, thereafter segment disclosure is not presented.

(P)	Reclassification

Certain amounts included in prior years’ consolidated balance sheet and the consolidated statements of operations and cash flows have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

(Q)	Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that will not have that it will not have a material impact on the Company’s financial position

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have an impact on our results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, “Fair Value measurements”. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R)”. This statement requires employers to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

2. ACQUISITION OF SUBSIDIARY

On May 27, 2005, the Company’s subsidiary - Huifeng Biochemistry completed its 80.2% interest step acquisition of Huifeng Pharmaceutical. Under the purchase method of accounting, the total purchase price was allocated to Huifeng Pharmaceutical’s net tangible assets based upon the estimated fair values of the assets as of the date of completion of the acquisition.

A summary of the fair value of net assets of Huifeng Pharmaceutical at the date of acquisition is as follows:

Current assets	$582,743
Non-current assets	1,526,118
Total assets	2,108,861
Current liabilities	(10,870)
Net assets acquired	2,097,991

Minority interest	(415,088)
1,682,903
Share of pre-acquisition losses prior to becoming a subsidiary	323
1,683,226
Goodwill acquired	2,764

Consideration paid	$1,685,990

3. GOODWILL

	2006	2005

Cost of goodwill acquired in step acquisition of a subsidiary	$-	$2,764
Amount written off	-	(2,764)
	$-	$-

4. ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Accounts receivable	$1,164,377	$1,167,074
Less: allowance for doubtful accounts	(55,282)	(30,516)
Accounts receivable, net	$1,109,095	$1,136,558

For the years ended December 31, 2006 and 2005, the Company recorded an allowance for doubtful accounts of $23,214 and $30,516 respectively.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

5. NOTES RECEIVABLE

Notes receivable at December 31, 2006 and 2005 consisted of the followings:

	2006	2005

Note receivable from a third party, interest rate of 12% per annum, non-secured, due September 2007	$192,093	$185,643

Note receivable from a third party, interest rate of 10% per annum, non-secured, due November 2006 (see note 17)	256,125	247,525
	$448,218	$433,168

Interest income in respect to loans receivable for the years ended December 31, 2006 and 2005 were $35,114 and $29,351 respectively.

6. INVENTORIES

Inventories at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Raw materials	$269,887	$158,838
Work-in-progress	176,934	7,575
Finished goods	135,704	759,368
	582,525	925,781
Less: provision of obsolescence	-	-
	$582,525	$925,781

For the year ended December 31, 2006 and 2005, the Company did not have any obsolete inventories.

7. OTHER ASSETS

Other assets at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Short-term note receivable	$6,403	$-
Interest on notes receivable	89,644	51,980
Advances to staff	46,998	10,845
Other receivables and prepayments	272,959	38,679
Trade deposits paid	565,653	190,307
	$981,657	$291,811

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

8. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2006 and 2005:

	2006	2005

Factory buildings	$573,385	$463,151
Plant and machinery	3,325,909	1,905,282
Motor vehicles	96,273	90,881
Furniture and office equipment	33,484	30,420
Construction in progress - factory building	85,790	483,739
	4,114,841	2,973,473
Less: accumulated depreciation	(776,759)	(449,230)
Property and equipment, net	$3,338,082	$2,524,243

Depreciation expenses for the years ended December 31, 2006 and 2005 were $294,205 and $165,705 respectively.

9. LAND USE RIGHTS

Land use rights at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Land use rights	$142,789	$134,660
Less: accumulated amortization	6,556	3,433
Land use rights, net	$136,233	$131,227

Amortization expenses for the years ended December 31, 2006 and 2005 were $2,854 and $2,747 respectively.

10. OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005

Other payables	$20,059	$42,213
Accrued expenses	97,227	106,590
Deposits received from customers	21,806	7,962
	$139,092	$156,765

11. INCOME TAX

a.	Huifeng Bio-pharmaceutical was incorporated in the United States and has incurred net operating loss as for income tax purposes for 2006 and 2005.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

11. INCOME TAX (CONTINUED)

Northwest, wholly owned subsidiary of the Company, was incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, is not subject to tax on income or on capital gains.

Huifeng Biochemistry, wholly owned subsidiary of Northwest, was incorporated in the PRC being registered as a new and high technology enterprise is entitled to an income tax reduction. According to the document of reductions approved by the local tax bureau, the income tax rate was reduced from 33% to 15% on a permanent basis. No provision for income tax expenses for 2006 has been made as Huifeng Biochemistry incurred a net operating loss.

Huifeng Engineering, 70% owned subsidiary of Huifeng Biochemistry, was incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. No provision for income tax expenses for 2006 and 2005 as Huifeng Engineering has incurred net operating loss.

Huifeng Pharmaceutical, 80.2% owned subsidiary of Huifeng, was also incorporated in the PRC and subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rates for 2006 and 2005 were 27% and 33% respectively due to the taxable income was less than $12,541 for 2006 and incurred net operating loss for 2005. The provision for income tax expenses for 2006 and 2005 was $1,313 and $0 respectively.

The income tax expenses for 2006 and 2005 are summarized as follows:

	2006	2005
PRC Income Tax
Current	$1,313	$253
	$1,313	$253

b.
The Company’s deferred tax assets at December 31, 2006 and 2005 consist of net operating loss carry forwards calculated using statutory effective tax rates. Due to its history of losses, the Company determined that realization of its net deferred tax assets is currently judged to be unlikely rather than not. Consequently, the Company has provided a valuation allowance covering 100% of its net deferred tax assets.

As of in December 31, 2006 and 2005, the Company had net operating loss carry forwards of approximately $861,494 and $737,172 respectively for U.S. income tax purposes available for offset against future taxable U.S. income, which expire 2025. The net changes in the valuation allowance for 2005 and 2004 were increases of $292,908 and $243,838 respectively.

c.	The reconciliation of income taxes computed at the statutory income tax rates to total income taxes for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Huifeng Bio-Pharmaceutical
Income tax computed at the federal statutory rate	34%	34%
State income taxes, net of federal tax benefit	0%	0%
Valuation allowance	(34)%	(34)%
Total deferred tax asset	0%	0%

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

12. NET INCOME (LOSS) PER SHARE

The following is net income (loss) per share information at December 31:

	2006	2005

Net income (loss)	$131,736	$(832,767)

Basic and diluted weighted-average common stock outstanding	$16,827,812	$7,529,550

Net income (loss) per share - basic and diluted	$0.01	$(0.11)

13. COMMITMENTS AND CONTINGENCIES

(A) Capital commitments

As of December 31, 2006, the Company had capital commitments of $57,628 with suppliers for the purchase of production equipment.

(B) Operating lease commitments

The Company occupies office and storage spaces from a third party under operating leases which expires on March 31, 2008 and November 10, 2007 at a quarterly rental of $2,571 and $361 respectively. Accordingly, for 2006 and 2005, the Company recognized rental expense for these spaces in the amount of $12,355 and $12,816, respectively.

As of December 31, 2006, the Company has outstanding commitments with respect to non-cancelable operating leases, which are due as follows:

2007	$11,527
2008	2,571

14,098

14. SHAREHOLDERS’ EQUITY

(A) Stock issuances

In October 2005, the Company effected a one for eighteen reverse split of its common stock that resulted in a reduction of the number of issued and outstanding shares from 93,604,958 to approximately 5,200,444 shares. The financial statements have been retroactively restated to reflect the effect of this stock split.

On the effective date of the reverse split of its common stock, the Company decreased the par value of its common stock from $0.001 to $0.000555 instead of increasing the par value of its common stock from $0.001 to $0.018. The Company corrected this situation by filing an amendment to its Articles of Incorporation on March 28, 2005 to increase the par value of its common stock from $0.000555 to $0.018. The issued capital was retroactively adjusted to reflect the increase in the par value of the common stock.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

14. SHAREHOLDERS’ EQUITY (CONTINUED)

On October 12, 2005, the Company issued 10,465,725 shares of restricted common stock in conversion of the Convertible Promissory Note of $1,900,000. The shares were valued at the closing market price of $0.75 per share and there was no owner loss on the conversion.

On April 27, 2006, the Company issued 800,000 shares of common stock having a fair value of $560,000 to four staff as stock bonuses.

On October 27, 2006, the Company entered into a material definitive agreement with a third party to acquire certain plants and machinery from the third party for a fair value of $800,000 to be satisfied by the issuance of 2,000,000 shares of the Company’s restricted common stock. The value of the common shares issued was determined based on the closing market price of $0.4 per share on October 27, 2006. These shares have been issued on November 8, 2006.

(B) Appropriated retained earnings

The Company’s wholly owned subsidiaries, Huifeng Biochemistry, Huifeng Engineering and Huifeng Pharmaceutical are required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

During 2006 and 2005, the Company’s wholly owned subsidiary Huifeng Biochemistry appropriated $59,651 and $16,024, respectively to the reserves funds based on its net income under PRC GAAP.

15. RELATED PARTY TRANSACTIONS

As of December 31, 2006 and 2005, the stockholders owed the Company $24,162 and $100,071 respectively for advances made on an unsecured basis and repayable on demand. Interest is charged at 6% per annum on the amount due. Total interest income amounted to $10,486 and $5,664 for the years ended December 31, 2006 and 2005, respectively. The amounts owed by stockholders were advances made by Huifeng Biochemistry prior to the reorganization plan in 2004.

As of December 31, 2006 and 2005, the Company also owed the stockholders $0 and $1,239 respectively for advances made on an unsecured basis, free of interest payment and repayable on demand.

The Company issued a Convertible Promissory Note of $1,900,000 to the shareholders of Northwest, the Note is convertible into 10,465,725 (post a one for eighteen reverse split) shares to exchange for 70% of the outstanding shares of Northwest. On October 12, 2005, the Company issued 10,465,725 shares of restricted common stock in conversion of the Convertible Promissory Note of $1,900,000.

As of December 31, 2006, a stockholder and director guaranteed debts owed by a third party to the Company totaling $240,117.

16. CONCENTRATIONS AND RISKS

During 2006 and 2005, 100% of the Company’s assets were located in China.

During 2006 and 2005, 61% and 65% of the Company’s revenues were derived from companies located in China respectively.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.) AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

16. CONCENTRATIONS AND RISKS (CONTINUED)

The Company relied on one customer for approximately $521,562 representing in aggregate 17% of sales for the year ended December 31, 2006, and relied on two customers for approximately $644,641 and $315,613 respectively representing in aggregate 39% of sales for the year ended December 31, 2005. At December 31, 2006 and 2005, accounts receivable from those customers totaled $126,653 and $340,302 respectively.

The Company relied on three suppliers for approximately $350,519, $254,318 and $233,638 representing in aggregate 42% of purchases for the year ended December 31, 2006, and relied on one supplier for approximately $181,743 representing in aggregate 14% of purchases for the year ended December 31, 2005. At December 31, 2006 and 2005, accounts payable to those two suppliers totaled $4,367 and $29,576 respectively.

17. SUBSEQUENT EVENT

On January 30, 2007, a note receivable of $256,125 was fully repaid.